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                                                                     Exhibit 3.3

                     SECOND CERTIFICATE OF AMENDMENT OF THE
            EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         QUATRX PHARMACEUTICALS COMPANY

     The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

     FIRST: That Article IV(A) of the Eighth Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment of the Eighth Amended and Restated Certificate of Incorporation, dated January 19, 2006 (the "Certificate") of QuatRx Pharmaceuticals Company is hereby amended and restated to read as follows:

          "This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 166,908,080 shares, 95,883,702 shares of which shall be common stock, par value $0.01 per share (the "COMMON STOCK") and 71,024,378 of which shall be preferred stock, par value $0.01 per share (the "PREFERRED STOCK")."

     SECOND: That Article IV(C) of the Certificate of Quatrx Pharmaceuticals Company is hereby amended and restated to read as follows:

          "1,575,000 shares of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "SERIES A PREFERRED"). 4,200,000 shares of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "SERIES B PREFERRED"). 25,596,491 shares of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "SERIES C PREFERRED"). 35,392,856 shares of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "SERIES D PREFERRED"). 4,260,031 shares of the authorized shares of Preferred Stock are hereby designated as "Series D-1 Preferred Stock" (the "SERIES D-1 PREFERRED"). Except as provided by Delaware law or this Certificate, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series D-1 Preferred shall rank equally with respect to dividends, distributions on liquidation and all other matters, and none shall be deemed junior to any other."

     THIRD: That the Board of Directors of QuatRx Pharmaceuticals Company duly adopted resolutions by unanimous written consent approving this Second Certificate of Amendment, declaring said amendment to be advisable and calling for consideration thereof by the stockholders of said corporation.

     FOURTH: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of said corporation duly approved this Second Certificate of Amendment by the

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required vote of shareholders by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     FIFTH: That this Second Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of January, 2006.


                                        /s/ JEFFREY M. BRINZA
                                        ----------------------------------------
                                        Jeffrey M. Brinza
                                        Vice President and General Counsel


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